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                                                                     EXHIBIT 5.1

                         CONYERS DILL & PEARMAN, CAYMAN
                                ATTORNEYS AT LAW

CENTURY YARD, CRICKET SQUARE, HUTCHINS DRIVE, P.O. BOX 2681 GT, GEORGE TOWN, GRAND CAYMAN

TELEPHONE: (345) 945-3901 FACSIMILE: (345) 945-3902 EMAIL: CAYMAN@CDP.BM
                              INTERNET: WWW.CDP.BM

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Hutchison Telecommunications International Limited   DIRECT LINE:  28429522
18/F, Two Harbourfront                               E-MAIL:       bywlee@cdp.bm
22 Tak Fung Street                                   OUR REF:      BL/al/M#709113/D#169281
Hunghom, Kowloon                                     YOUR REF:
Hong Kong
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Dear Sirs

Hutchison Telecommunications International Limited (the "Company")

We have acted as special legal counsel in Cayman Islands to the Company in connection with the Listing Application, as defined below.

For the purposes of giving this opinion, we have examined the following documents:

(i) a registration statement on form F-1 (Registration No. 333-118783) (the "Registration Statement") filed and amendments filed with the U.S. Securities and Exchange Commission (the "SEC") on 3 September, 2004, 20 September, 2004 and 27 September 2004, respectively, relating to the registration under the U.S. Securities Act of 1933, as amended, of certain issued shares of the Company, par value HK$0.25 each ("Selling Shares") and American Depositary Shares representing Selling Shares (the "ADSs"), offered for sale by the Company's immediate parent, Hutchison Telecommunications Investment Holdings Limited; and

(ii) an application by the Company (the "Listing Application") for listing on the New York Stock Exchange, Inc. (the "NYSE") of the Selling Shares.

The documents listed in items (i) and (ii) above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the articles of association of the Company adopted by the Company on 3 September, 2004, written resolutions of its members dated 3 September, 2004 and 17 September, 2004 (together, the "Members Resolutions"), certified extract of minutes of a meeting of the board of directors of the Company held on 17 September, 2004, (the "Directors Resolutions" and, together with the Members Resolutions, the "Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

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Hutchison Telecommunications International Limited
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We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (d) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (e) that the Resolutions remain in full force and effect and have not been rescinded or amended, and (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands governmental authority or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

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Hutchison Telecommunications International Limited
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2.      The Selling Shares were duly authorised for issue by the Company at the time they were issued and have been validly issued and, as far as the Company is concerned, are fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3. No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub- division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Listing Application.

4. Under Cayman Islands law, the Selling Shares have been issued and fully paid and the holders of such Selling Shares owe no personal liability for the debts or obligations of the Company solely by reason of their status as shareholders.


Yours faithfully,


/s/ Conyers Dill & Pearman, Cayman

CONYERS DILL & PEARMAN, CAYMAN

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